Exhibit 3.2
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CERTIFICATE OF DESIGNATION

OF

SPIRAL ENERGY TECH., INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes
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SERIES B-2 PREFERRED STOCK

On behalf of Spiral Energy Tech., Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the fifty million (50,000,000) shares of preferred stock, par value $.0001 per share, of the Corporation authorized by the Articles of Incorporation (“Preferred Stock”), a series of Series B-2 Preferred Stock, consisting of six million (6,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series B-2 Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series B-2 Preferred Stock.” The number of shares constituting the Series B-2 Preferred Stock shall be six million (6,000,000) shares. Except as otherwise provided herein, the Series B-2 Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the common stock, par value $0.001 per share (the “Common Stock”) and all previously issued classes of capital stock of the Corporation.

2. Dividends. The holders of shares of Series B-2 Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Stated Value. The Stated Value of the Series B-2 Preferred Stock shall be twenty-five cents ($0.25) per share.

4. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, each holder of Series B-2 Preferred Stock shall be entitled, after provision for the payment of the Corporation’s debts and other liabilities, to be paid in cash in full, before any distribution is made on any previously authorized class of capital stock of the Corporation, an amount of $0.25 per share, in cash (the “Series B-2 Liquidation Amount”).  The Corporation shall, not later than 20 days prior to the earlier of the record date for the taking of a vote of stockholders with respect to any Dissolution or the date set for the consummation of a Dissolution, provide to the holders of the Series B-2 Preferred Stock such information concerning the terms of the Dissolution and the value of the assets of the Corporation as may be reasonably requested by the holders of shares of Series B-2 Preferred Stock.  If, upon a Dissolution, the net assets of the Corporation distributable among the holders of all outstanding Series B-2 Preferred Stock shall be insufficient to permit the payment of the Series B-2 Liquidation Amount in full, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation’s debts and other liabilities shall be distributed among the holders of the Series B-2 Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series B-2 Preferred Stock.  Upon any such Liquidation, after the holders of Series B-2 Preferred Stock shall have been paid in full the Series B-2 Liquidation Amount, the remaining net assets of the Corporation shall be distributed to the other stockholders of the Corporation as their respective interests may appear.

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

5. Optional Conversion of Series B-2 Preferred Stock. The Holders of Series B-2 Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Each share of Series B-2 Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of one (1) share of Common Stock (the “Conversion Rate”) for every one (1) share of Series B-2 Preferred Stock, subject to adjustment as provided in Section 5 of this Designation.

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series B-2 Preferred Stock in accordance with Section 5(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and the proposed date of such conversion (for purposes of this Designation, the “Optional Conversion Date”). Upon receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series B-2 Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each Holder of the Series B-2 Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series B-2 Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B-2 Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 5(c) based on the number of shares of Series B-2 Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series B-2 Preferred Stock by the Corporation upon conversion of Series B-2 Preferred Stock by such Holder.

(d) Reservation of Stock. The Corporation shall at all times when any shares of Series B-2 Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B-2 Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series B-2 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B-2 Preferred Stock.

6. Voting.  The holders of Series B-2 Preferred Stock shall have the right to vote as-if-converted to Common Stock all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law.  There is no right to cumulative voting in the election of directors.  The holders of Series B-2 Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

7.  No Variable Rate Convertible Securities.  For so long as any shares of Series B-2  Preferred Stock are issued and outstanding, the Corporation shall not issue any notes, bonds, debentures, shares of preferred stock, or any other securities that are convertible to common stock unless such conversion rights are at a fixed ratio or a fixed monetary price.

IN WITNESS WHEREOF the undersigned has signed this Designation this 17th day of February, 2016.

Spiral Energy Tech., Inc.

By:
/s/ Elliot Maza
Name: Elliot Maza Title: CEO